EXHIBIT 99.2

Contact:

Tammy Chase

Director of Corporate Communications

(312) 321-3230 or tchase@suntimes.com

SUN-TIMES MEDIA GROUP ISSUES LETTER TO SHAREHOLDERS

Chicago Media Company Announces Second-Quarter 2008

Earnings Today In Separate Press Release

CHICAGO, August 7, 2008 -- Sun-Times Media Group, Inc. (OTCBB:SUTM) today released the following letter by Cyrus Freidheim, President and Chief Executive Officer of the Company. The letter is released simultaneously with the Company’s announcement of its second-quarter 2008 financial results.

August 7, 2008

Shareholders of Sun-Times Media Group, Inc.:

Sun-Times Media Group, Inc. today announced its financial results for the second quarter of 2008. In lieu of a quarterly earnings call we have decided to provide shareholders with this letter to accompany the press release. As always, we are available to answer questions from any of our shareholders about the second quarter’s results.

It’s no secret that the newspaper industry is in rough shape. Our industry’s advertising revenues are being depressed by the significant declines in the industries that are most important to us – housing, real estate, employment, autos and, increasingly, retail. Some of the issues affecting our advertising revenue are economic, while others are secular. The entire newspaper industry is in a deep recession, possibly the deepest in 70 years. And it may well worsen.

It is difficult to predict when the economic recovery will come, and what changes to the print advertising market are more permanent. We will weather this difficult period, however long it lasts, by aggressive actions to reduce costs, conserve cash and gain share in the declining advertising market. We fully intend to come out of this downturn with a cost structure, cash balances and market positions that will best enable us to restore our Company to financial health and competitive strength.

We are attacking these challenges on two fronts: cost and revenue. While cost management is of supreme importance during these times, we recognize we cannot solely cut our way to financial health. I will discuss both costs and revenue in this letter.

Managing Costs

As you will recall, on December 14, 2007 we announced our goal of reducing operating costs by $50 million a year. We expect to meet that goal in 2008, through a mix of cost reduction actions. Those included the outsourcing of distribution to the Chicago Tribune Company, outsourcing of ad production and call centers, eliminating unprofitable publications, reconfiguring the ratio of advertising to news content (which significantly reduced newsprint consumption) and reducing editorial, production and administrative staffs.

However, double-digit declines in advertising revenue – 13 percent in the first quarter and 14 percent in the second quarter -- coupled with rising newsprint and energy costs, wiped away the benefits of those cost reductions. With no end in sight to the industry malaise, newspaper companies including yours find themselves looking for additional ways to manage costs and ultimately survive.

Our focus on costs is vigorous and ongoing. Some of the measures we are undertaking beyond our $50 million program announced earlier this year include:

•

We have several additional outsourcing opportunities under study. For example, we are successfully testing the outsourcing of some of the Sun-Times News Group’s inbound classified ad sales, which we expect will result in increased sales per call and lower overall costs. We are studying outsourcing of selected financial and administrative activities.

•

We recognize the need to downsize the cost structure to keep up with the revenue losses we are experiencing. Reductions are being made in virtually every area of the Company and will continue until the market stabilizes. We recognize that these reductions will require changes in our business model. We will disclose these changes as they are being implemented.

•

Our corporate costs have been extremely high for a company of our size. The principal drivers have been the legacy issues from the Conrad Black era and the cost of public ownership. We are winding down the work of the Special Committee. Once appeals by previous officers and directors who have been convicted are complete, we will discontinue advances of their legal fees and proceed to recover past advances. We have recently settled all disputes with Hollinger Inc., and have converted their super-voting B shares to single-vote A shares, allowing us to normalize governance. We elected a seven-person board in late June.

The Special Committee of the Board has done a great service for the Company over five years and deserves our deep gratitude.

We estimate that if our Company is privatized or our stock is deregistered under federal securities laws, our 2009 corporate costs would be more than $10 million lower than our 2008 corporate costs, due largely to reductions in costs related to Sarbanes-Oxley compliance, SEC reporting and directors and officers insurance.

•

We are seeking additional sources of cash. The Company is conducting a thorough assessment of our real estate portfolio. There are significant opportunities to consolidate editorial, sales and administrative offices throughout the Company. This consolidation will enable us to sell certain properties, downsize others and renegotiate leases to reflect the office space we need with smaller staffs. The first of these actions was the consolidation of offices in our Fox Valley business unit.

•	We continue to review ways to reduce paper consumption through changing formats and sizes and reducing waste.

Revenue Programs

While we recognize the tough market, we cannot be satisfied with double-digit declines in revenue, whatever is happening in the market. Short-term, we are dedicated to increasing our print ad market share.

At the same time, we are transforming ourselves from a print company with an online presence to a fully integrated, 24/7 news operation that gives our readers and advertisers the products and service levels they demand.

Despite the falling market, we believe we continue to have important new business opportunities. The online advertising market in the Chicago DMA was reported to be $890 million in 2007 and is growing well over 10 percent. Newspaper companies have a small share (approximately 10 percent) of that online advertising market, despite the fact that the bulk of the content for all online news and information sites comes from newspaper companies. We must close that gap. We have a similar opportunity in the Chicago DMA print advertising market where we have a significant gap between our share of print advertising and our readership share.

To that end, we have a number of initiatives to close those share gaps. Some of these include:

•

Leveraging the geographic and demographic reach of the Sun-Times News Group network. (The Sun-Times News Group is the principal operating unit of Sun-Times Media Group.) We have a strong franchise with 71 newspaper titles and 92 Web sites, which together offer readers and advertisers an immense, comprehensive array of products covering the Chicago region -- better than anyone else. We reach more than 4 million people in the Chicago DMA every week. Through planning, organization and new products, we are building on the advantages of our network.

•	Implementing zip code zoning next month in all of our products throughout the Chicago DMA.

•

Launching Today’s New Homes, a vibrant new print product that will be delivered to the more than 700,000 purchasers of Sun-Times News Group newspapers. This new insert section will allow Chicago home builders and developers both broad and targeted advertising opportunities. Reception has been excellent despite the current market. Several other new group-wide print products are being tested.

•

Building on the SearchChicago online classifieds brand by launching and then expanding the SearchChicago-Autos section to Monday through Friday, in addition to Sunday, throughout our network. Our market share in print advertising for autos has improved over the past six months.

•

Reaching a strategic agreement with Yahoo! Inc. that will provide the Sun-Times News Group the ability to offer a one-stop buying experience for online advertisers. Sun-Times News Group sales representatives can cross-sell local advertising on Yahoo!, and Yahoo!’s national sales force can sell national advertising on Sun-Times News Group Web sites. The agreement should significantly increase the visits to Sun-Times Web sites through Yahoo! Other alliances are being explored.

•

Continuing to invest in online media. We are relaunching a substantially improved Yourseason.com, our prep sports Web site, in time for the kickoff of the high school football season. We added YourBlock.com which enables our site users to get detailed information on their neighborhoods. And we have partnered with Pluck Corp., a vendor that provides us with the software that enables users to post messages and interact on our Web sites. In June, total page views of Sun-Times News Group Web sites topped 50 million for the first time and were up 45 percent over the same period a year ago.

The Future

We cannot simply survive over the next 18 months. We must build the market positions and capabilities to win when the U.S. economy returns to a more normal growth mode. We are engaging our key managers in defining the world of 2010, redefining our mission and business model to be suitable for that world, and building the capabilities we need.

We strongly believe that the demand for news and information has never been greater, both in Chicago and throughout our democratic society. The Sun-Times News Group provides a valuable service to the Chicago region and must continue to do so. We owe it to our readers and our advertisers.

We recognize that digital, multi-media distribution is a vital part of our transformation to a 21st century news and information company and we have put a major priority on achieving leadership in that world. We are acutely aware that the long-term future of our company depends on our success in interactive media. We are equally aware that our short-term survival depends on print ad revenues.

* * * *

We continue to explore strategic alternatives for the Company, which could include a sale, privatization, or remaining a public company. The market for newspaper companies and the credit markets have slowed the process. Nevertheless, the process is ongoing and we are exploring all options. We will notify you when there is some news to report.

The Company continues to maintain a strong cash position and, while the Company’s balance sheet shows large contingent tax liabilities, we have no outstanding debt.

In short, the Sun-Times News Group will do everything in its power to emerge as a market leader in this tumultuous but extraordinary industry. Our objectives remain to publish the best local news and information products in the Chicago area and to restore profitability and financial strength to Sun-Times Media Group.

/s/ Cyrus F. Freidheim, Jr.

Cyrus F. Freidheim, Jr.

President and Chief Executive Officer

Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward- looking statements as a prediction of actual results.